Exhibit 99.1

PRESS RELEASE

For more information contact:	July 18, 2007
Lisa Free (334) 676-5105
Director of Investor Relations

COLONIAL BANCGROUP TO ACQUIRE

CITRUS & CHEMICAL BANCORPORATION, INC. OF LAKELAND, FLORIDA

MONTGOMERY, AL — Colonial BancGroup Chairman, CEO and President, Robert E. Lowder, announced today the signing of a definitive agreement to merge Citrus & Chemical Bancorporation, Inc. (C&C) and its subsidiary bank, Citrus & Chemical Bank into Colonial. Under the terms of the agreement, C&C shareholders will receive in the aggregate, consideration of approximately $219 million, 50% to be paid in cash and 50% in Colonial stock. The price to be paid per share is approximately $39.02 for each share of C&C common stock.

C&C, based in Lakeland, Florida, has total assets of $876 million, total deposits of $727 million and net loans of $514 million. Citrus & Chemical Bank currently operates 10 full service offices in Polk county, located in the high growth I-4 corridor between Tampa and Orlando which is also known as the Lakeland MSA.

Colonial will strengthen its position as the fifth largest commercial bank in Florida with a pro forma 3.12% deposit market share. Including C&C, Colonial will have assets of $15.8 billion, deposits of $11 billion and 192 branches in Florida.

“The merger with C&C has minimal overlap with Colonial’s locations and will provide an important link between two of the most vibrant markets in Florida – Orlando and Tampa. C&C has a 13% market share in the Lakeland MSA which is projected to have population growth of 11.9% by

2011, well in excess of the national average of 6.7%. For over 50 years, C&C has been providing outstanding customer service through its community focused and people driven philosophy. The success of C&C is directly related to the efforts of the late George W. Harris, Jr. and his senior management team. We are looking forward to the C&C customers, employees and shareholders joining the Colonial team,” said Mr. Lowder.

“The merger with Colonial presents a great opportunity for C&C’s employees and customers to join a bank that believes in the same service principles and community banking focus that we have always had, while giving our customers greater convenience through Colonial’s extensive retail branch network in Florida,” said Mr. Douglas Small, Chief Executive Officer of C&C.

Completion of the transaction with C&C is subject to approval by C&C shareholders and various regulatory agencies. Upon completion of the acquisition of C&C, Colonial will have over $25 billion in assets and 331 full service branches in Florida, Alabama, Georgia, Nevada and Texas.

Hovde Financial, LLC served as financial advisor to C&C.

Colonial is traded on the New York Stock Exchange under the symbol CNB. Colonial will also file a Current Report on Form 8-K concerning this transaction today with the Securities and Exchange Commission which includes a map showing current Colonial Bank locations along with C&C locations and may be viewed at Colonial’s website at www.colonialbank.com.

Colonial’s management has scheduled a conference call on July 18, 2007 at 3 p.m. ET to discuss the transaction. Individuals are encouraged to listen to the live webcast and view a slide presentation that will be available on Colonial’s web site at www.colonialbank.com. The webcast will be hosted under “Events and Presentations” located under the “Investor Relations” section of the website. To participate in the Q&A session of the conference call, dial (877) 502-9272 (Domestic Toll-Free) or (913) 981-5581 (Toll International), (Leader: Lisa Free). A replay of the conference call will be available beginning at 6 p.m. ET on July 18, 2007 and ending at midnight on July 23, 2007 by dialing (888) 203-1112 (Domestic Toll-Free) or (719) 457-0820 (Toll International). The passcode for both numbers is 3486760.

The information contained herein does not constitute an offer to sell any securities. However, C&C and its officers and directors may be deemed to have participated in the solicitation of proxies from C&C shareholders in favor of the approval of the merger.

This release includes “forward-looking statements” within the meaning of the federal securities laws. Words such as “believes,” “estimates,” “plans,” “expects,” “should,” “may,” “might,” “outlook,” “potential” and “anticipates,” the negative of these terms and similar expressions, as they relate to The Colonial BancGroup, Inc. (BancGroup) (including its subsidiaries or its management), are intended to identify forward-looking statements. The forward-looking statements in this release are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by such statements. In addition to factors mentioned elsewhere in this release or previously disclosed in BancGroup’s SEC reports (accessible on the SEC’s website at www.sec.gov or on BancGroup’s website at www.colonialbank.com), the following factors, among others, could cause actual results to differ materially from forward-looking statements and future results could differ materially from historical performance. These factors are not exclusive:

•	deposit attrition, customer loss, or revenue loss in the ordinary course of business;

•	increases in competitive pressure in the banking industry and from non-banks;

•	costs or difficulties related to the integration of the businesses of BancGroup and institutions it acquires are greater than expected;

•	the inability of BancGroup to realize elements of its strategic plans for 2007 and beyond;

•	changes in the interest rate environment which expand or reduce margins or adversely affect critical estimates as applied and projected returns on investments;

•	economic conditions affecting real estate values and transactions in BancGroup’s market and/or general economic conditions, either nationally or regionally, that are less favorable then expected;

•	natural disasters in BancGroup’s primary market areas which result in prolonged business disruption or materially impair the value of collateral securing loans;

•	management’s assumptions and estimates underlying critical accounting policies prove to be inadequate or materially incorrect or are not borne out by subsequent events;

•	the impact of recent and future federal and state regulatory changes;

•	current and future litigation, regulatory investigations, proceedings or inquiries;

•	strategies to manage interest rate risk may yield results other than those anticipated;

•	changes which may occur in the regulatory environment;

•	a significant rate of inflation (deflation);

•	acts of terrorism or war; and

•	changes in the securities markets.

Many of these factors are beyond BancGroup’s control. The reader is cautioned not to place undue reliance on any forward looking statements made by or on behalf of BancGroup. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. BancGroup does not undertake any obligation to update or revise any forward-looking statements.

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